Exhibit 99.2

Femasys Announces FDA Approval of its IDE for the Pivotal Clinical Trial of FemBloc Permanent Birth Control, a Non-Surgical Alternative for Women

- Pivotal clinical trial to begin in the third quarter of 2023 -

ATLANTA, June 26, 2023 – Femasys Inc. (NASDAQ: FEMY), a biomedical company aiming to meet women’s needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health, announced today the approval of an Investigational Device Exemption (IDE) from the United States Food and Drug Administration (FDA) to evaluate the safety and efficacy of FemBloc®, a first-of-its-kind, non-surgical, non-implant, in-office solution for permanent birth control in a pivotal clinical trial (the “FINALE” trial).

FemBloc is intended to be a safer option for women by eliminating the need for anesthesia, incisions, and permanent implants. FemBloc has the potential to offer women a convenient and reliable option for permanent birth control.  FemBloc along with FemaSeed® localized directional insemination for infertility represent the two lead product candidates of the Company and if approved will provide therapeutic solutions to compliment the Company’s existing marketed diagnostic products, FemVue® for fallopian tube assessment by ultrasound which can be used in conjunction with FemCath®, an intrauterine catheter for selective evaluation of the fallopian tubes, and FemCerv®, an endocervical sampler for cervical cancer diagnosis that is the first product of the technology platform for tissue sampling.

“We are excited to be one step closer to making FemBloc, an extremely important and novel non-surgical, permanent birth control approach a reality for women seeking a better option,” stated Kathy Lee-Sepsick, founder, president and chief executive officer of Femasys. “On this one-year anniversary of the overturn of Roe v. Wade, the need for more accessible birth control options for women has never been more important. FemBloc has been designed to be a solution that provides an alternative to surgical tubal ligation (or tying a woman’s tubes), thus reducing the unnecessary risks and substantial cost associated with surgery. In addition, FemBloc could provide an option to women using temporary birth control methods long term that may require implants or hormones. FemBloc is one of several candidates in Femasys’ portfolio of products that showcases our dedication to developing safer and more accessible reproductive health options for women.”

About the FINALE Pivotal Clinical Trial

Femasys plans to initiate in the third quarter of 2023 the FINALE [Prospective Multi-Center Trial for FemBloc INtratubal Occlusion for TranscervicAL PErmanent Birth Control] pivotal trial to evaluate the safety and efficacy of FemBloc, a novel, non-surgical female permanent birth control approach. This prospective, multi-center, open-label, single-arm study design includes pregnancy rate as the primary endpoint, which will be analyzed once 401 women have used FemBloc for one year for permanent birth control. In addition, the study is designed as a roll-in beginning with enrollment of 50 women for a clinical readout primarily of preliminary safety data prior to enrolling the remaining subjects. An interim analysis of clinical data endpoints is planned once 300 women have used FemBloc for permanent birth control for one year. Follow-up will continue annually for five years post-market. For more information, visit www.FemBloc.com.

About Femasys

Femasys Inc. is a biomedical company aiming to meet women's needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health. Its two lead product candidates are FemBloc® permanent birth control and FemaSeed® localized directional insemination for infertility. The Company’s products currently marketed in the United States, include FemVue® for fallopian tube assessment by ultrasound, which can be used in conjunction with FemCath®, an intrauterine catheter for selective evaluation of the fallopian tubes, and FemCerv®, an endocervical tissue sampler that is the first product of the technology platform for tissue sampling. FemaSeed, FemCerv, and FemCath have received product approval in Canada. To learn more, visit www.Femasys.com or follow us on Twitter, Facebook and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
+1-917-741-7792
chuck@lifesciadvisors.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com